File No. 70-10090



                United States Securities and Exchange Commission
                             Washington, D.C. 20549
                    ________________________________________
                                 Amendment No. 1
                                       to
                                    Form U-1
                                   Application
                                      Under
                 The Public Utility Holding Company Act of 1935
                    ________________________________________
                                     E.ON AG
                                  E.ON-Platz 1
                                40479 Dusseldorf
                                     Germany

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                    ________________________________________

                                     E.ON AG
                    (Name of top registered holding company)
                    ________________________________________

                              Dr. Guntram Wuerzberg
                      Vice President General Legal Affairs
                                     E.ON AG
                                  E.ON-Platz 1
                                40479 Dusseldorf
                                     Germany
                         Telephone: 011-49-211-4579-388
                         Facsimile: 011-49-211-4579-610


                   (Names and addresses of agents for service)

                 The Commission is also requested to send copies
            of any communication in connection with this matter to:

                                 Tia S. Barancik
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                             New York, NY 10019-5389
                            Telephone: (212) 424-8455
                            Facsimile: (212) 424-8500

                              Markian M. W. Melnyk
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           1875 Connecticut Ave., N.W.
                           Washington, D.C. 20009-5728
                            Telephone: (202) 986-8212
                            Facsimile: (202) 986-8102


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

                                    FORM U-1
                                APPLICATION UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

          On September 26, 2002, E.ON AG ("E.ON") filed an Application on Form U-1 in SEC File No. 70-10090. This Amendment No. 1 amends the Application as filed by adding a new subsections E to Item 1 of the Application, as set forth below.

Item 1.  Description of the Proposed Transaction

                                    * * * * *

          E. Request for Immediate Extension and Request for Reservation of Jurisdiction

          E.ON requests that the Commission authorize an immediate extension of the divestiture deadline until March 31, 2003. E.ON also requests that the Commission reserve jurisdiction over any further extension of the divestiture deadline until such time as the record is deemed complete with respect such extension.



                                    * * * * *


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

                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicant has duly caused this Application to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 30, 2002             E.ON AG

                                     By: /s/ Dr. Guntram Wurzberg
                                        -------------------------

                                     Name: Dr. Guntram Wurzberg
                                     Title: Vice President General Legal Affairs

                                     By: /s/ Dr. Patrick Wolff
                                        -------------------------

                                     Name:  Dr. Patrick Wolff
                                     Title: General Legal Affairs


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